As filed with the Securities and Exchange Commission on December 28, 2004

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENDOCARE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0618093 (I.R.S. Employer Identification Number)

201 Technology Drive
Irvine, California 92618
(949) 450-5400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Endocare, Inc. Amended and Restated 1995 Stock Plan
Endocare, Inc. Amended and Restated 1995 Director Option Plan
Endocare, Inc. 2002 Supplemental Stock Plan
Option Grant to John V. Cracchiolo Pursuant to Written Compensation Agreement
(Full title of the Plan(s))

Craig T. Davenport
Chairman and Chief Executive Officer
Endocare, Inc.
201 Technology Drive
Irvine, California 92618
(949) 450-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Steven G. Rowles, Esq.
Morrison & Foerster LLP
3811 Valley Centre Drive, Suite 500
San Diego, California 92130
(858) 720-5100

CALCULATION OF REGISTRATION FEE

			Proposed maximum		Proposed maximum
	Amount to		offering price		aggregate offering	Amount of
Title of Securities to be Registered	be registered (1)		per share		price	registration fee
Amended and Restated 1995 Stock Plan Common Stock, par value $0.001 per share	2,549,915	(2)	$5.27	(3)	$13,438,052	$1,581.66

Amended and Restated 1995 Director Option Plan Common Stock, par value $0.001 per share	160,000	(4)	$6.62	(5)	$1,059,200	$124.67

2002 Supplemental Stock Plan Common Stock, par value $0.001 per share	183,333	(6)	$11.50	(7)	$2,108,330	$248.15

Option Grant to John V. Cracchiolo Common Stock, par value $0.001 per share	385,000		$4.50	(8)	$1,732,500	$203.92

Total	3,278,248				$18,338,082	$2,158.39

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents shares of Common Stock available for issuance upon the exercise of outstanding options granted under the Amended and Restated 1995 Stock Plan (the “1995 Plan”).

(3)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is based upon the weighted average exercise price for the shares of Common Stock reserved for issuance upon the exercise of outstanding options previously granted under the 1995 Plan.

(4)	Represents shares of Common Stock available for issuance upon the exercise of outstanding options granted under the Amended and Restated 1995 Director Option Plan (the “Director Plan”).

(5)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is based upon the weighted average exercise price for the shares of Common Stock reserved for issuance upon the exercise of outstanding options previously granted under the Director Plan.

(6)	Represents shares of Common Stock available for issuance upon the exercise of outstanding options granted under the 2002 Supplemental Stock Plan (the “2002 Plan”).

(7)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is based upon the weighted average exercise price for the shares of Common Stock reserved for issuance upon the exercise of outstanding options previously granted under the 2002 Plan.

(8)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, on the basis of the exercise price in effect for the Option Grant made to Mr. Cracchiolo.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

     Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

     Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “SEC”) by Endocare, Inc. (the “Company”) are incorporated by reference in this Registration Statement:

          (1) The Company’s latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended December 31, 2003 as filed with the SEC on March 15, 2004.

          (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

          (3) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10-SB filed under Section 12(g) of the Exchange Act on November 14, 1995, including any subsequent amendment or report filed for the purpose of amending such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii)

with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     As permitted by Section 102 of the Delaware General Corporation Law, the Company has adopted provisions in its restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the Company, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

     As permitted by Section 145 of the Delaware General Corporation Law, the Company’s amended and restated bylaws provide that:

•	the Company may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	the Company may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in its amended and restated bylaws are not exclusive.

     We have entered into indemnification agreements with each of our directors and executive officers, as well as with certain employees and consultants. These indemnification agreements provide that we hold harmless and indemnify each such director, officer, employee and consultant to the fullest extent authorized or permitted by law. In addition, subject to certain conditions, these indemnification agreements provide for payment of expenses (including attorney’s fees) actually and reasonably incurred in connection with any threatened, pending or completed proceeding to which the indemnified director, officer or employee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that he or she is, was or at any time becomes a director, officer, employee or agent of us, or is or was serving or at any time serves at the request of us as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In addition, we have purchased policies of directors’ and officers’ liability insurance, which insure our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See Exhibit Index.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on December 28, 2004.

ENDOCARE, INC.

By: /s/ Craig T. Davenport

Craig T. Davenport Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Craig T. Davenport and Michael R. Rodriguez his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Craig T. Davenport Craig T. Davenport	Chairman and Chief Executive Officer (Principal Executive Officer)	December 28, 2004
/s/ Michael R. Rodriguez Michael R. Rodriguez	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	December 28, 2004
/s/ John R. Daniels, M.D. John R. Daniels, M.D.	Director	December 28, 2004
/s/ Terrence A. Noonan Terrence A. Noonan	Director	December 28, 2004
/s/ Michael J. Strauss, M.D. Michael J. Strauss, M.D.	Director	December 28, 2004
/s/ Thomas R. Testman Thomas R. Testman	Director	December 28, 2004

EXHIBIT INDEX

Exhibit Numbers	Exhibit Description
4.1	Endocare, Inc. Amended and Restated 1995 Stock Plan(1)
4.2	Endocare, Inc. Amended and Restated 1995 Director Option Plan (2)
4.3	Endocare, Inc. 2002 Supplemental Stock Plan (3)
4.4	Stock Option Agreement, dated as of October 30, 2003, between Endocare, Inc. and John V. Cracchiolo(4)
5.1	Opinion of Morrison & Foerster LLP(4)
23.1	Consent of Independent Registered Public Accounting Firm(4)
23.2	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page of this Registration Statement)

(1)	Incorporated by reference to Appendix D of the Company’s definitive proxy statement, which was filed with the SEC on December 3, 2003.

(2)	Incorporated by reference to Exhibit 99.3 of the Company’s Form S-8 filed with the SEC on June 2, 1999.

(3)	Incorporated by reference to Exhibit 10.25 of the Company’s Form 10-K filed with the SEC on December 3, 2003.

(4)	Filed herewith.